Exhibit 6

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

Date: June 2, 2023

ZVI ALON

By:	/s/ Zvi Alon
Name:	Zvi Alon

ALON VENTURES, LLC

By:	/s/ Zvi Alon
Name:	Zvi Alon
Title:	Co-Manager

THE ZVI AND RICKI ALON TRUST U/A/D JUNE 29, 2017

By:	/s/ Zvi Alon
Name:	Zvi Alon
Title:	Trustee